Exhibit 5.1

Chicago Mercantile Exchange Holdings Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: 312/930-1000

Fax: 312/446-4410

www.cme.com

July 5, 2007

Chicago Mercantile Exchange Holdings Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Re:	Chicago Mercantile Exchange Holdings Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Managing Director, General Counsel and Corporate Secretary for Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the proposed issuance by the Company of shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Agreement and Plan of Merger, dated as of October 17, 2006 (the “Merger Agreement”), among the Company, CBOT Holdings, Inc. and Board of Trade of the City of Chicago, Inc., as amended.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the certificate of incorporation of the Company, as amended to date and currently in effect; (iv) the bylaws of the Company, as amended to date and currently in effect; (v) the form of the certificate of incorporation and bylaws of the Company, as the surviving corporation of the merger contemplated by the Merger Agreement, to be in effect as of the effective time of such merger; (vi) the Merger Agreement; and (vii) certain resolutions of the Board of Directors of the Company and the transaction committee thereof relating to the approval of the Merger Agreement and the transaction contemplated thereby, including the issuance of the Shares, and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

I express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, I am of the opinion that when (i) the Registration Statement becomes effective under the Act, (ii) the merger contemplated by the Merger Agreement is completed in accordance with the Merger Agreement and (iii) the Shares have been registered, in book-entry form, in the names of the holders of the common stock of CBOT Holdings, Inc. as contemplated by the Merger Agreement, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the inclusion of my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/ KATHLEEN M. CRONIN
Kathleen M. Cronin
Managing Director, General Counsel and
Corporate Secretary

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